HYPOTHEC OF DEBENTURE
BETWEEN:	RICHARDSON ELECTRONICS CANADA LTD., a legal person duly constituted, having a postal address at 40 King Street West, Toronto, Ontario, M5H 3Y4 (C/O Borden Ladner Gervais LLP),
(The "Grantor")
AND:	BANK ONE, NA, a legal person duly constituted, having its head office at 120 S. LaSalle Street, Suite 1201, Chicago, Illinois, 60603,
(The "Agent")

WHEREAS the Grantor has issued the Debenture (as such term is hereinafter defined) pursuant to the Deed of Hypothec (as such term is hereinafter defined); and

WHEREAS the Grantor wishes to hypothecate and pledge the Debenture in favour of the Agent, as security for the Obligations (as such term is hereinafter defined).

1. INTERPRETATION

1.1 All capitalized terms and expressions used in this Agreement or in any document or agreement supplemental or ancillary hereto, unless otherwise defined or unless there be something in the subject or the context inconsistent therewith, shall have the meaning ascribed to them in the Deed of Hypothec.

1.2 The following capitalized terms and expressions, whenever used in this Agreement or in any agreement or document supplemental or ancillary hereto, unless there be something in the subject or the context inconsistent therewith, shall have the following meanings:

1.2.1 "Debenture" means that certain debenture in the principal amount of one hundred million dollars ($100,000,000) in lawful money of Canada, issued by the Grantor under the Deed of Hypothec, dated December __, 2002 and bearing certificate number 1, together with all renewals thereof, substitutions therefor, accretions thereto and all income and fruits therefrom;

1.2.2 "Deed of Hypothec" means that certain deed of hypothec entered into on December __, 2002, between the Grantor and the Agent, as "fonde de pouvoir", before Martine Comeau, Notary, as same may be amended, supplemented or restated at any time and from time to time;

1.2.3 "Lenders" has the meaning ascribed thereto in the Credit Agreement;

1.2.4 "Obligations" means all of the obligations of the Grantor hereunder and under the Credit Agreement.

    2. HYPOTHECATION AND PLEDGE

    2.1 As a general and continuing security for the performance by the Grantor of the Obligations, the Grantor hereby hypothecates and pledges the Debenture to the extent of the sum of one hundred million dollars ($100,000,000) in lawful money of Canada, with interest from the date hereof at an annual rate equal to the Prime Rate (as such term is defined in the Credit Agreement) plus three percent (3%) per annum, in favour of the Agent, for the benefit of the Lenders.

    2.2 The Agent hereby acknowledges receipt of the certificate representing the Debenture.

    2.3 The Grantor further acknowledges that the Agent may acquire and be the holder of the Debenture notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Quebec) and that the Debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

      3. COVENANTS

      3.1 The Grantor hereby covenants:

      3.1.1 to perform all acts and execute all deeds and documents necessary to give full effect to this Agreement and to ensure that it is at all times enforceable and that the Debenture or any portion thereof is held by the Agent on behalf and in favour of the Lenders and their successors and assigns;

      3.1.2 to pay all costs and expenses relating to this Agreement and to the exercise of all rights of the Agent and the Lenders hereunder.

          4. RIGHTS OF THE AGENT

          4.1 The Grantor hereby expressly acknowledges and agrees that for the purposes hereof, the Agent shall be the sole holder of the Debenture and that in such capacity, is entitled to and will collect, at all times as of and from the date hereof, the claim represented by the Debenture.

          4.2 Whether or not the Grantor is in default, the Agent shall be considered the owner of the Debenture for all purposes of the Deed of Hypothec. The Agent is hereby authorized to exercise all rights, remedies, powers, privileges, guarantees and recourses available to a Debentureholder under the Deed of Hypothec.

            5. DEFAULT

            5.1 Notwithstanding the fact that the Debenture is payable on demand, the Agent agrees that it will not demand, or cause to be demanded, payment of the Debenture until such time as an Event of Default has occurred.

            5.2 The Agent may, upon the occurrence of an Event of Default, demand payment of the Debenture, collect payment of the principal and interest thereof, and exercise all of the rights and remedies arising from the security constituted hereunder or permitted by applicable law, all of which rights and remedies shall be cumulative, and none of which shall be exclusive.

            5.3 It is further agreed that notwithstanding the nominal value of the Debenture, the Agent shall not have the right to be paid under the Debenture or to recover thereunder any amount in excess of the Obligations.

              6. MISCELLANEOUS

              6.1 This Agreement is in addition to and not in substitution of or in replacement for any other hypothec, pledge, security, guarantee or other right held by or benefiting the Agent or any of the Lenders.

              6.2 This Agreement shall be governed by the laws of the Province of Quebec.

              6.3 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision of any other jurisdiction.

              6.4 The parties hereto confirm that they have expressly requested that this Agreement and all related documents be drafted in English. Les parties aux presentes confirment avoir expressement demande que la presente convention et tous les documents s'y rapportant soient rediges en anglais.

                  SIGNED as of this ___ day of December, 2002.
RICHARDSON ELECTRONICS CANADA LTD.	BANK ONE, NA
Per:	Per:

                  (709289 v4)